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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
AMEX: WOC

WILSHIRE ENTERPRISES, INC. ANNOUNCES RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2005

JERSEY CITY, N.J., May 13, 2005 -- Wilshire Enterprises, Inc. ("Wilshire" or the "Company") (Amex: WOC) announced today the results for the first quarter ended March 31, 2005 ("Q1-2005").

Three Month Results: Revenues from Operations and Income (loss) from Operations were $2,254,000 and $(102,000) for Q1-2005, respectively, as compared to $2,429,000 and $351,000, respectively, for the quarter ended March 31, 2004 ("Q1-2004"). Operating expenses were $1,339,000 in Q1-2005, nearly equivalent to operating expenses of $1,322,000 in Q1-2004. General and administrative expenses were $563,000 in Q1-2005 as compared to $329,000 in Q1-2004. The difference is primarily related to a change in the method of allocating corporate expenses among the Company's lines of business, which in Q1-2004 included the oil and gas business, and the accounting for incentive and stock compensation expense, which in Q1-2004 was recorded as zero.

Income from Operations was $294,000 in Q1-2005 compared with $9,000 in Q1-2004. The results of Q1-2005 included a pre-tax gain of $134,000 from the sale of marketable securities and $887,000 from the sale of real estate and real estate related assets.

The Company had, net of tax, income of $24,000 from Discontinued Operations in Q1-2005, as compared to income from Discontinued Operations of $2,590,000 in Q1-2004. The results from discontinued operations reflected gains from the sale of real estate properties and the operating results of discontinued real estate and oil and gas operations for the quarters.

Overall, Wilshire reported net income of $318,000 or $0.04 per diluted share in Q1-2005, as compared with net income of $2,599,000, or $0.33 per diluted share in Q1-2004.

ABOUT WILSHIRE ENTERPRISES:
Wilshire is an American Stock Exchange listed corporation engaged primarily in the acquisition, ownership and management of real estate investments in the United States including Arizona, Florida, Texas and New Jersey.

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FORWARD-LOOKING STATEMENT:

The non-historical statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to several risks and uncertainties that could cause actual results to differ materially from such projections. Such risks and uncertainties include uncertainties inherent in any attempt to purchase or sell one or more real estate properties at an acceptable price, environmental risks relating to the Company's real estate properties, competition, the substantial capital expenditures required to fund the Company's real estate operations, market and economic changes in areas where the Company holds real estate properties, interest rate fluctuations, the possibility that business or market factors cause the Company to vary from its current plans, the impact of changing economic conditions, and other risks and uncertainties disclosed in the Company's 2004 Form 10-K filed with the Securities and Exchange Commission.

For stockholder inquiries: please contact Dan Pryor at 201-420-2796.
SOURCE: Wilshire Enterprises (WOC)

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